Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-265062 and 333-188741), Form S-3 (File No. 333-276150), and Form S-4 (File No. 333-260282) of First Internet Bancorp (the “Company”), of our reports dated March 12, 2025 on the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024. We also consent to the incorporation by reference into those Registration Statements of our report dated March 12, 2025, on our audit of the internal control over financial reporting of the Company as of December 31, 2024, which report is included in this Annual Report on Form 10-K.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana
March 12, 2025